SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 5, 2005

Buckeye Partners, L.P.

(Exact Name of Registrant Specified in Charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5002 Buckeye Road P.O. Box 368 Emmaus, PA		18049
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (484) 232-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 5, 2005, Buckeye Partners, L.P. (“we,” “us,” “our” or the “Partnership”) completed the previously announced acquisition of a major refined petroleum products pipeline system and four petroleum products terminals in the Northeastern United States from affiliates of Exxon Mobil Corporation (“ExxonMobil”) for a total purchase price of approximately $175 million (the “Transaction”). The purchase price was funded with borrowings under the Partnership’s $400 million five-year revolving credit facility.

Buckeye Pipe Line Transportation LLC (“BPL Transportation”), our wholly owned subsidiary, acquired the pipeline system, and Buckeye Terminals, LLC, (“Terminals”) an indirect wholly owned subsidiary of the Partnership, acquired the four petroleum products terminals.  The purchase agreements governing the Transaction were amended on March 18, 2005, to eliminate an interest in one terminal from the transaction, to make certain other changes and to reduce the purchase price.

The pipeline system acquired consists of the following:

The Malvern to New York System. The Malvern to New York System consists of approximately 154.1 miles of 8-inch diameter pipe and approximately 222.4 miles of 6-inch diameter pipe extending from ExxonMobil’s Malvern Station in Chester County, Pennsylvania to terminals in Lehigh and Berks County, Pennsylvania and Broome, Erie, Monroe, and Onondaga Counties in New York. The Partnership intends to connect the Malvern to New York System to the Buckeye pipeline system at Macungie, Pennsylvania in order to provide Paulsboro-origin shippers with the ability to deliver product to additional destinations in upstate New York and western Pennsylvania.

The Malvern to Harrisburg System.  The Malvern to Harrisburg System consists of approximately 75 miles of pipe of various diameters extending from Malvern to central Pennsylvania.

The Paulsboro to Malvern System.  The Paulsboro to Malvern System consists of approximately 23.7 miles of 12-inch diameter pipe extending from ExxonMobil’s Paulsboro Station in Gloucester County, New Jersey to ExxonMobil’s Malvern Station and storage tanks in Chester County, Pennsylvania.

The Paulsboro to Philadelphia Airport Jet System.  The Paulsboro to Philadelphia Airport Jet System consists of approximately 2.6 miles of 8-inch diameter pipe extending from ExxonMobil’s Paulsboro Station to the Philadelphia Airport.

The Paulsboro to Colonial System. The Paulsboro to Colonial System consists of approximately 0.4 miles of 12-inch diameter pipe extending from the Valero Paulsboro Refinery in Gloucester County, New Jersey to Colonial Pipeline Junction in Gloucester County, New Jersey.

In addition to the pipeline system, we acquired four petroleum products terminals and associated tankage, which are described in the following table:

Terminal Location	Nominal Capacity (1) (Barrels)
Malvern, Pennsylvania	415,000
Binghamton, New York	125,000
Rochester, New York	275,000
Buffalo, New York	435,000

(1)          Nominal capacity does not reflect working capacity.

In connection with the closing of the Transaction, we entered into throughput agreements with ExxonMobil in connection with each of the acquired petroleum products terminals. The throughput agreements have an initial term of five years and can be renewed at the option of ExxonMobil for three successive five years terms. The agreements provide that we will reserve storage capacity at the terminals for ExxonMobil. The parties also agreed on the terminalling fees to be charged ExxonMobil for volumes throughput at the terminals by ExxonMobil. The amount of storage capacity reserved for ExxonMobil is based initially on historical usage, and will adjust periodically based on ExxonMobil’s actual usage.

To facilitate the integration of these newly acquired assets into our existing refined petroleum products pipeline system, we have entered into a control center transition agreement with ExxonMobil. Under the transition agreement, ExxonMobil will provide certain pipeline control services in connection with the operation of the pipeline system for up to a twelve-month period from the closing of the Transaction. We expect to be able to assume these pipeline control functions within six months of the closing of the Transaction.

For the most part, we expect to use existing operations personnel and systems to support the operations of the assets acquired from ExxonMobil. However, to facilitate the integration of the newly acquired assets into our existing refined petroleum pipeline and terminal system, we are in the process of hiring approximately 26 additional operating and maintenance employees who previously worked for ExxonMobil.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 5, 2005, the Partnership financed the purchase price for the Transaction by borrowing approximately $175 million under its $400 million five-year revolving credit facility.  A description of the material terms of the credit facility is contained in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 under the heading “Liquidity and Capital Resources.”

Item 7.01 Regulation FD Disclosure.

On May 5, 2005, the Partnership issued a press release announcing the events described in Item 2.01. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 7.01. The press release is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Partnership.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

99.1                           Press Release, dated May 5, 2005, issued by Buckeye Partners, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

	By:	Buckeye GP LLC,
its General Partner

		By:	STEPHEN C. MUTHER
Stephen C. Muther
Senior Vice President Administration, General Counsel and Secretary

Dated: May 5, 2005

Exhibit Index

Exhibit

99.1	Press Release, dated May 5, 2005, issued by Buckeye Partners, L.P.